Exhibit 5.1

June 8, 2020

Waters Corporation

34 Maple Street

Milford, Massachusetts 01757

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Reg. No. 333-183721 (the “Post-Effective Amendment”), filed by Waters Corporation, a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). On May 12, 2020 (the “Amendment Date”), the stockholders of the Company approved the Waters Corporation 2020 Equity Incentive Plan (the “2020 Plan”). The total number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to awards under the 2020 Plan, in addition to 4,725,000 new shares of Common Stock (registered concurrently on a new registration statement on Form S-8), includes (i) 1,840,099 shares of Common Stock that have been previously registered and remain available for issuance under the Waters Corporation 2012 Plan (the “2012 Plan”) as of the Amendment Date and (ii) 1,932,133 shares of Common Stock underlying awards outstanding under the 2012 Plan that, on or after the Amendment Date, expire or terminate or are surrendered without delivery of shares, are forfeited to or repurchased by the Company, or otherwise become available for grant under the terms of the 2012 Plan (the aggregate of 3,772,232 shares described in (i) and (ii) are collectively referred to as the “Carryover Shares”).

We are familiar with the actions taken by the Company to cover the issuance of the Carryover Shares pursuant to the 2020 Plan. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Carryover Shares have been duly authorized and, when the Carryover Shares have been issued and sold in accordance with the terms of the 2020 Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

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